EXHIBIT 99.1
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                               News Release

                                 LANDAUER
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                          LANDAUER, INC. REPORTS
                     FISCAL 2011 FIRST QUARTER RESULTS


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311
      jsinger@landauerinc.com

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GLENWOOD, ILL.-FEBRUARY 1, 2011-LANDAUER, INC. (NYSE: LDR), a recognized global leader in personal and environmental radiation monitoring and the leading domestic provider of outsourced medical physics services, today reported financial results for its fiscal 2011 first quarter ended December 31, 2010.

FISCAL 2011 FIRST QUARTER HIGHLIGHTS

  . Revenue grew 4 percent to $28.4 million on contribution from Medical Physics segment and international growth.

  . Gross profit grew 2 percent to $17.4 million on increased revenue and mix.

  .   Operating income increased 5 percent to $8.1 million.

  . Net income rose 14 percent to $5.8 million, or $0.62 per diluted share.

"Our performance this quarter confirms the progress we are making with the strategic expansion into services that support the safe utilization of radiation in the healthcare setting and our continued focus on international growth," stated Bill Saxelby, President and CEO of Landauer. "We are seeing strong interest from the market in services that integrate our traditional occupational monitoring services with patient monitoring and consulting from our Medical Physics segment."

Saxelby added, "In addition, during the quarter we successfully implemented the first phase of our new systems initiative that supports the order to cash cycle. Thus far, the system has driven improvements in productivity and has strengthened our infrastructure with no disruption to our operations. We will continue our staged roll out in the coming quarters with the introduction of new web-based services during the second fiscal quarter."


FIRST FISCAL QUARTER FINANCIAL OVERVIEW AND BUSINESS SEGMENT RESULTS

Revenues for the first fiscal quarter of 2011 were $28.4 million, a 4 percent increase compared with the $27.2 million reported for the first fiscal quarter of 2010. Cost of sales for the first fiscal quarter of 2011 were $11.1 million, a 9 percent increase compared with the $10.2 million reported for the first fiscal quarter of 2010. The gross margin declined to 61 percent from 63 percent in the year ago period, primarily due to the

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     Landauer, Inc.    2 Science Road    Glenwood, Illinois 60425-1586
                Telephone: 708.755.7000    landauerinc.com


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lower margin contribution of the Medical Physics segment.  Selling, general and administrative costs for the first fiscal quarter of 2011 were $9.1 million, a 17 percent increase, compared with the $7.8 million reported for the first fiscal quarter of 2010.

In conjunction with the Company's acquisition activity, the Company incurred $0.1 million and $1.5 million ($1.1 million, after-tax) of acquisition related transaction and reorganization costs for the first fiscal quarter of 2011 and 2010, respectively.

Operating income for first fiscal quarter of 2011 was $8.1 million, a 5 percent increase, compared with operating income of $7.8 million for fiscal 2010. Other income for the first fiscal quarter increased 20 percent, to $0.6 million.

The effective tax rate was 31.4% and 36.5% for the first fiscal quarter of 2011 and 2010, respectively. The decline in effective tax rate is due primarily to the realization of R&D tax credits in the 2011 quarter recognized with the passage of recent tax legislation and the non-deductibility of certain acquisition related costs in fiscal 2010. Net income for the first fiscal quarter ended December 31, 2010 was $5.8 million, an increase of 14 percent compared with $5.1 million for the first fiscal quarter of 2010. The resulting diluted earnings per share for the first fiscal quarter of 2011 were $0.62 compared with $0.55 for the first fiscal quarter of 2010. Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $10.3 million, a 6 percent increase compared with $9.7 million a year ago. The increase is due primarily to the $1.4 million reduction in acquisition related transaction and reorganization costs for the first fiscal quarter of 2011. A reconciliation of net income to EBITDA is included in the attached financial exhibits.


RADIATION MONITORING SEGMENT

Radiation Monitoring revenue for the first fiscal quarter of 2011 declined 5 percent, or $1.2 million to $23.9 million. Of the decline, $1.4 million is due to the previously reported change in the supply relationship between Landauer and Nagase Landauer, our unconsolidated joint venture in Japan. With the conversion of Nagase Landauer's customer base from Luxel to the InLight technology during fiscal 2010, Nagase Landauer no longer purchases service badges from the Company. The historical Luxel badge revenue is partially replaced by a royalty arrangement, resulting in no corresponding impact on net income. Without the Nagase Landauer impact, domestic Radiation Monitoring revenue declined 1 percent, or $0.2 million and international Radiation Monitoring revenue increased 7 percent, or $0.5 million on organic growth in most regions.

Radiation Monitoring gross margin for the first fiscal quarter of 2011 increased to 69 percent from 66 percent in the year ago period, primarily due to the decline in lower margin sales to Nagase Landauer. Selling, general and administrative costs for the first fiscal quarter of 2011 increased 8 percent, or $0.6 million to $7.7 million. The increase is due primarily to costs to replace the Company's IT systems and increased spending to support international revenue growth. Operating income, inclusive of the impact of acquisition related transaction and reorganization costs, for the first fiscal quarter of 2011 increased 8 percent, or $0.7 million to $8.6 million compared with operating income of $7.9 million for fiscal 2010.








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MEDICAL PHYSICS SEGMENT

Medical Physics revenue for the first fiscal quarter of 2011 increased 111 percent, or $2.4 million to $4.5 million on $0.7 million of organic growth and $1.7 million due to the annualized impact of acquired companies. The gross margin declined to 22 percent from 25 percent in the year ago period, primarily due to the investment in additional headcount to support future growth opportunities. Selling, general and administrative costs for the first fiscal quarter of 2011 increased 105 percent, or $0.7 million, to $1.4 million. The increase is due to the annualized impact of acquired companies and investments to support organic growth. Operating loss for the first fiscal quarter of 2011 was $0.5 million, compared with an operating loss of $0.2 million for fiscal 2010.


SOLID FINANCIAL POSITION

Landauer ended the first fiscal quarter of 2011 with total assets of $151.1 million. Due to the current liability classification of $15.0 million in outstanding borrowings incurred to support the acquisitions completed during the first fiscal quarter of 2010, the Company had negative working capital of $5.3 million. The Company believes projected operating cash flow and available borrowing under its current credit arrangements provide adequate liquidity to meet its current and anticipated obligations Cash provided by operating activities was $8.9 million, an increase of $0.5 million from the first fiscal quarter of 2010.


FISCAL 2011 OUTLOOK

Landauer's current business plan for fiscal 2011 anticipates consolidated revenue for the year to be in the range of $120 to $126 million, including $4 to $8 million in sales to the U.S military and first responder markets. Military and first responder market sales are dependent on military and other governmental appropriations and approvals which have yet to be obtained. The business plan anticipates spending of $10 to $12 million to support the completion of the Company's systems initiative and the related post implementation support, with $2 to $3 million being expensed in the current fiscal year. Based upon the above assumptions, the Company anticipates reported net income for fiscal 2011 in the range of $24 to $26 million.


CONFERENCE CALL DETAILS

Landauer has scheduled its first quarter conference call for investors over the Internet on Tuesday, February 1, 2011 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 877-941-2928 (within the United States and Canada), or 480-629-9726 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company's website at http://www. landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4404862#, which will be available until March 1, 2011. The replay of the call will remain available on Landauer's website for 90 days.









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ABOUT LANDAUER

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community.


SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "Fiscal 2011 Outlook") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies in general; the ability to protect and utilize the Company's intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence
(OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company's equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; the costs associated with the Company's research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company's IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company's benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the Company's Annual Report on Form 10-K for the year ended September 30, 2010, and other reports filed by the Company from time to time with the Securities and Exchange Commission.



                          FINANCIAL TABLES FOLLOW





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              FIRST FISCAL QUARTER 2011 FINANCIAL HIGHLIGHTS
         (unaudited, amounts in thousands, except per share data)


                                                   Three months ended
                                                       December 31,
                                                   -------------------
                                                      2010      2009
                                                    --------  --------

Net revenues. . . . . . . . . . . . . . . . . . . . $ 28,438  $ 27,234

Costs and expenses:
    Cost of sales . . . . . . . . . . . . . . . . .   11,083    10,156
    Selling, general and administrative . . . . . .    9,131     7,804
    Acquisition and reorganization costs. . . . . .       97     1,517
                                                    --------  --------
                                                      20,311    19,477

Operating income. . . . . . . . . . . . . . . . . .    8,127     7,757

Other income, net . . . . . . . . . . . . . . . . .      603       501
                                                    --------  --------

                                                       8,730     8,258
Income taxes. . . . . . . . . . . . . . . . . . . .    2,737     3,017
                                                    --------  --------

Net income. . . . . . . . . . . . . . . . . . . . .    5,993     5,241
Less:  Net income attributed to
  noncontrolling interest . . . . . . . . . . . . .      174       114
                                                    --------  --------

Net income attributed to Landauer, Inc. . . . . . . $  5,819  $  5,127
                                                    ========  ========

Net income per share attributed to Landauer, Inc.
    Basic . . . . . . . . . . . . . . . . . . . . . $   0.62  $   0.55
                                                    ========  ========
    Weighted average basic shares outstanding . . .    9,319     9,274
                                                    ========  ========

    Diluted . . . . . . . . . . . . . . . . . . . . $   0.62  $   0.55
                                                    ========  ========
    Weighted average diluted shares outstanding . .    9,365     9,311
                                                    ========  ========




















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                    SUMMARY CONSOLIDATED BALANCE SHEETS
                    (unaudited, amounts in thousands)



                                            December 31,  September 30,
                                                2010           2010
                                            ------------  -------------
ASSETS
Current Assets:
    Cash and cash equivalents . . . . . .      $  9,186       $  7,659
    Receivables, net of allowances. . . .        22,728         23,702
    Other current assets. . . . . . . . .        11,125         14,796
                                               --------       --------
Total current assets. . . . . . . . . . .        43,039         46,157

Net property, plant and equipment . . . .        41,418         39,815
Equity in joint ventures. . . . . . . . .         8,544          8,446
Goodwill and other intangible assets,
  net of amortization . . . . . . . . . .        49,101         49,270
Dosimetry devices, net of amortization. .         5,635          5,569
Other assets. . . . . . . . . . . . . . .         3,372          1,439
                                               --------       --------
TOTAL ASSETS. . . . . . . . . . . . . . .      $151,109       $150,696
                                               ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable. . . . . . . . . . .      $  4,639       $  7,180
    Dividends payable . . . . . . . . . .         5,259          5,143
    Deferred contract revenue . . . . . .        14,284         14,305
    Short-term debt . . . . . . . . . . .        14,992         12,504
    Other current liabilities . . . . . .         9,171         10,420
                                               --------       --------
Total current liabilities . . . . . . . .        48,345         49,552

Non-Current Liabilities:
    Pension and postretirement
      obligations . . . . . . . . . . . .        10,285         10,089
    Deferred income taxes . . . . . . . .         9,830          9,934
    Other non-current liabilities . . . .         1,601          1,418
                                               --------       --------
Total non-current liabilities . . . . . .        21,716         21,441

Landauer, Inc. stockholders' equity . . .        80,190         78,790
Noncontrolling interest . . . . . . . . .           858            913
                                               --------       --------
Total equity. . . . . . . . . . . . . . .        81,048         79,703
                                               --------       --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY. . . . . . . . . .      $151,109       $150,696
                                               ========       ========














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                      RECONCILIATION OF NET INCOME TO
      EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
                     (unaudited, amounts in thousands)



                                                   Three months ended
                                                       December 31,
                                                   -------------------
                                                      2010      2009
                                                    --------  --------

Net income attributed to Landauer, Inc. . . . . . . $  5,819  $  5,127
Add back:
    Interest and other (income) expense . . . . . .      (92)       (5)
    Income taxes. . . . . . . . . . . . . . . . . .    2,737     3,017
    Depreciation and amortization . . . . . . . . .    1,798     1,546
                                                    --------  --------
Earnings before interest, taxes, depreciation
  and amortization. . . . . . . . . . . . . . . . . $ 10,262  $  9,685
                                                    ========  ========



USE OF NON-GAAP FINANCIAL MEASURES

In evaluating the Company's financial performance and outlook, management uses EBITDA. EBITDA is a non-GAAP measure. Management believes that such measure supplements evaluations using operating income, net income, and diluted earnings per share and other GAAP measures, and is a useful indicator for investors. This indicator can help readers gain a meaningful understanding of our core operating results and future prospects without the effect of non-cash items and the Company's ability to generate cash flows from operations that are available for taxes, capital expenditures, and debt repayment. Investors should recognize that these non-GAAP measures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.


























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